Exhibit 10.1

RETIRMENT AND TRANSITION SERVICES AGREEMENT

This Retirement and Transition Services Agreement (“Agreement”) is entered into as of March 26, 2009, by and between Bruce F. Dickson, an individual (“Executive”), and Standard Pacific Corp., a Delaware corporation (“Company”).

WHEREAS, Executive has served as the President of the Company’s Southeast Region;

WHEREAS, Executive has decided to retire from his position with the Company;

WHEREAS, in connection with his retirement, the Company has requested, and Executive has agreed to provide, certain transition services to the Company; and

WHEREAS, a potential issue has arisen as to whether Executive is entitled to the payment of benefits under the December 1, 2006 Change in Control Agreement between Executive and the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained in this Agreement, the Company and Executive agree as follows:

1)
Resignation.  Executive hereby confirms his resignation as an employee and as President of the Company’s Southwest Region, effective April 30, 2009 (the “Effective Date”).  In addition, Executive also hereby confirms his resignation from all positions held as an employee, officer or director of any affiliate of the Company, also effective as of the Effective Date.

2)	Transition Services. Executive shall remain available to Company management to consult and discuss any transitional issues related to his position through December 31, 2009.

3)
Severance Payment. Within two (2) days following November 1, 2009 (the date six (6) months and one (1) day after Executive’s separation of employment from the Company), the Company shall pay to Executive a single cash lump sum payment (less applicable taxes and withholdings), in the amount of one-million, six hundred thirty-nine thousand dollars ($1,639,000.00) (the “Severance Amount”). The Severance Amount shall be considered “wages” for purposes of the Internal Revenue Code and the Company shall issue a Form W-2 with respect to such payment.

4)	Perquisites; Benefits; Business Expenses.

a)
Termination of all Benefits other than COBRA.  All perquisites and employee benefits, and Executive’s participation in all employee benefit programs of the Company shall terminate on the Effective Date, except that the Company shall reimburse Executive for his monthly COBRA payments for himself and his covered and eligible dependents for a period of eighteen (18) months following the Effective Date, provided he exercises his right to continue his insurance pursuant to COBRA.  The reimbursements shall only be for the cost of medical, vision and dental insurance premiums, and shall not include costs for life insurance or any other programs.  Executive acknowledges that he has received notice of his rights to benefits under COBRA.

b)
Return of Company Property. On the Effective Date, Executive’s privileges under all Company credit cards will cease and Executive will be obligated to return to the Company all property of the Company, except that Executive shall be entitled to retain his cellular telephone/blackberry and to transfer his cellular telephone number to his personal account with the service provider of his choice.

c)
Payout of Accrued Unused Vacation Time.  On the Effective Date, Executive shall be entitled to receive payment (less applicable taxes and withholdings) of Executive’s accrued unused vacation.  The parties agree that this amount shall be paid, less applicable taxes and withholding on or before May 5, 2009.

d)
Relinquishment of Stock Options. Executive shall have no right to exercise any of his stock options, whether vested or unvested, following March 26, 2009.   Executive hereby relinquishes all of his right, title and interest in and to any and all Company stock options that he has not exercised prior to March 26, 2009, irrespective of whether such options are vested or unvested.  All such stock options shall be immediately cancelled following expiration of the revocation period described in Section 13.

e)
Reimbursement of Business Expenses.  Executive shall be entitled to receive reimbursement for all properly documented business expenses incurred prior to the Effective Date.  Executive agrees to submit proper documentation of all such expenses no later than April 30, 2009. The Company shall provide reimbursement within 30 days of receipt of Executive’s properly documented business expenses

5)
Withholding and Taxes; No Reliance. All amounts required to be paid by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. Executive shall be responsible for any and all income taxes or other taxes incurred by Executive as a result of his receipt of any compensation from the Company pursuant to the terms of this Agreement. Executive represents and warrants that he has not relied upon any advice whatsoever from the Company or its representatives as to the taxability of amounts payable hereunder.  Executive acknowledges that he is solely responsible for his own tax obligations or consequences arising from or relating to the payment of all such amounts.

6)	Non-Disparagement; Confidentiality; Employment Inquiries.

a)
Non-Disparagement of Company. Executive shall not disparage the Company, its officers, directors, employees, agents, subsidiaries, or affiliates, or publish, republish, comment upon, or otherwise disseminate any comments suggesting or otherwise accusing the Company or its agents or employees of any act of discrimination, or misconduct.  Nothing in this provision shall be construed to prevent Executive from giving truthful testimony pursuant to a valid subpoena or other legal process.

b)	Non-Disparagement of Executive. The Company agrees that the members of its Board of Directors and Executive Officers (as such term is defined for Section 16 purposes under the Securities Exchange Act of 1934) shall not disparage Executive to third parties. Nothing in this provision shall be construed to prevent any person from giving truthful testimony pursuant to a valid subpoena or other judicial process.

c)
Confidentiality. Executive acknowledges that in the course of his employment with the Company, certain factual and strategic information specifically related to the Company and its affiliates has been disclosed to him in confidence (“Company Information”). Executive agrees to keep such Company Information confidential, not to make use of such information on his own behalf or for any other purpose.  In addition, Executive agrees to keep the negotiations related to this Agreement and its terms confidential, but acknowledges that a copy of this Agreement will be filed by the Company with the Securities and Exchange Commission.

d)
Non-Solicitation. Without the prior written consent of the Company, for a period of two (2) years following the Effective Date, Executive shall not, directly or indirectly, entice or solicit or seek to induce or influence any person who is an employee or consultant of the Company or any of its affiliates, to leave their employment or engagement with the Company or any of its affiliates.

e)	Employment Inquiries. The Company shall be obligated to respond to inquiries from prospective employers only by stating Executive’s dates of employment and last position held.

f)
Equitable Relief. Each party hereto agrees that his violation, or threatened violation, of subsection (a)-(d) above would cause irreparable damage to the other party hereto and its affiliates. Each party hereto shall be entitled to seek an injunction prohibiting the other party hereto from any such violation or threatened violation

7)	Release of Claims.

a)
Release by Executive. Except as prohibited by law, Executive, on behalf of himself and his successors and assigns does hereby forever release, discharge and acquit the Company and its subsidiaries, divisions, affiliates, and their respective predecessors in interest, members, partners, principals, shareholders, directors, officers, agents, employees, and representatives, and the successors and assigns of each of them (each a “Company Released Party”), from any and all charges, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys’ fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising from, under or related to, Executive’s employment, retention or other relationships with the Company or its affiliates, the separation of that employment or any event, act or omission arising on or before the date of this Agreement including, but not limited to, (1) any claim for salary, bonus, severance pay, or other compensation, (2) any claim under Executive’s December 1, 2006 Change in Control Agreement or March 6, 2008 Employment Letter, and (3) any claim for non-vested benefits under any employee benefit plan, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity (the “Company Released Matters”). The Company Released Matters shall not include any claims for any of the following: (i) indemnification and defense as an officer, employee or agent under applicable law, charter document or the indemnification agreement between the Company and Executive (the “Indemnification Agreement”), (ii) the parties’ rights under this Agreement, (iii) Executive’s vested rights under the Company’s 401(k) plan, (iv) Executive’s right to workers’ compensation or unemployment benefits, (v) Executive’s rights with respect to coverage under the Company’s directors and officers insurance policy. For the avoidance of doubt, the releases contained herein shall not be construed to limit Executive’s rights to the advancement of expenses provided under applicable law, the Company’s charter documents or the Indemnification Agreement.

b)
Release by Company. Except as prohibited by law, Company, on behalf of itself and its successors and assigns does hereby forever release, discharge and acquit Executive and his successors and assigns (each an “Executive Released Party”), from any and all charges, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys’ fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising from, under or related to, Executive’s employment, retention or other relationships with the Company or its affiliates or any event, act or omission arising on or before the date of this Agreement (the “Executive Released Matters”).

c)
Release Final. Executive acknowledges and agrees that the releases made herein constitute final and complete releases of the Company Released Parties with respect to all Released Matters, and that by signing this Agreement, Executive is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Company Released Parties for all claims he has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).  The Company acknowledges and agrees that the releases made herein constitute final and complete releases of the Executive Released Parties with respect to all Executive Released Matters, and that by signing this Agreement, the Company is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Executive Released Parties for all claims it has or may have with respect to the Executive Released Matters (even if any such claim is unforeseen as of the date hereof).

d)	Release of Unknown Claims Included. Executive and the Company represent and warrant that they understands California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive and the Company, being aware of Section 1542, each hereby expressly waives any and all rights he or it may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Agreement shall act as a release of all claims that may arise from the Company Released Matters and Executive Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages resulting from the acts or omissions which occurred on or before the date of this Agreement.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company Released Parties and the Executive Released Parties, Executive and the Company expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Company Released Matters and Executive Released Matters which he or it does not know or suspect to exist in his or its favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of all such Company Released Matters and Executive Released Matters.

8)
No Claims. Executive represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against any Company Released Parties with any governmental agency, court, arbitration agency or tribunal. Executive further agrees that he will not, directly or indirectly, (i) file, bring, cause to be brought any complaint, charge, lawsuit or other proceeding or action against any Company Released Parties at any time hereafter for any Company Released Matters, or (ii) defend in whole or in part any action, proceeding or suit brought to enforce any rights or obligations set forth in this Agreement, on the grounds that any or all of the terms or provisions of this Agreement are illegal, invalid, not binding, unenforceable or against public policy, except that this section shall not apply to the right to file, join or participate in, or provide any assistance in connection with a charge or complaint with the Equal Employment Opportunity Commission.

9)
Advice of Counsel. Executive represents and agrees that he fully understands his right to discuss, and that the Company has advised him to discuss, all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all the provisions of the Agreement, that he understands its final and binding effect, that he is competent to sign this Agreement, and that he is voluntarily entering into this Agreement.

10)
Acknowledgment. Executive represents and agrees that in executing this Agreement he is relying solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of his rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce Executive to execute this Agreement. Executive further acknowledges that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

11)
Compromise Settlement of Claims. This Agreement is a compromise settlement of the Company Released Matters and Executive Released Matters.  This Agreement does not constitute an admission of liability on the part of any party, nor an admission, directly or by implication, that any party has violated any law, rule, regulation, contractual right or any other duty or obligation.  This Agreement is entered into voluntarily by Executive and the Company of their own free will and accord without any coercion or duress whatsoever, including for the purpose of avoiding the costs, risks and hazards of litigation, and to settle all Company Released Matters and Executive Released Matters in a final and binding manner.

12)	Miscellaneous.

a)
Binding on Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns.

b)
Severability. Should any provision of this Agreement be found, held, declared, determined, or deemed by any arbitrator or court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement.

c)
Arbitration. Executive and the Company acknowledge and agree that any dispute regarding the application, interpretation or breach of this Agreement will be subject to final and binding arbitration before a single arbitrator who is a retired judge with JAMS/Endispute and in accordance with JAMS/Endispute’s rules for the resolution of employment disputes. Attorneys’ fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of the arbitrator may be entered as a judgment of a court of competent jurisdiction. This Agreement shall be admissible in any proceeding to enforce its terms.

d)	Governing Law. This Agreement shall be construed and interpreted in accordance with California law.

e)
Entire Agreement. This Agreement contains the entire agreement and understanding between Executive and the Company regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral, including, without limitation, that certain Change in Control Agreement between Executive and the Company dated December 1, 2006 and that certain letter agreement between Executive and the Company dated March __, 2008, each of which are hereby terminated.  Neither Executive nor the Company shall be bound or liable for any representation, promise or inducement not contained in this Agreement. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and the Company.

f)
Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

13)
ADEA Claims; Revocation Period. Executive agrees that the consideration in this Agreement includes consideration for the release of any claim of age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) (the “ADEA”).

Executive acknowledges that the Company has advised him that he may consult with an attorney of his choosing prior to signing this Agreement and that he has no less than twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return it sooner.  Executive understands that he has a period of seven (7) calendar days after the date that he signs this Agreement to revoke this Agreement by having his legal counsel deliver a written notification in person, by messenger or by email addressed to the Company: 26 Technology, Irvine, CA 92618, Attn:  John P. Babel, SVP, General Counsel and Secretary, email: jbabel@stanpac.com.  This Agreement shall not become effective or enforceable until the expiration of this revocation period.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PLEASE READ CAREFULLY.  THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

DATED:	March 26, 2009	/s/ Bruce F. Dickson
Bruce F. Dickson

STANDARD PACIFIC CORP.

DATED:	March 31, 2009	/s/ Ken Campbell
Authorized Representative